EX-35.13
(logo) LNR Partners, Inc.

ANNUAL STATEMENT OF COMPLIANCE

Pooling and Servicing Agreement, dated November 1, 2007 (the "Pooling and Servicing Agreement"), by and among Deutsche Mortgage and Asset Receiving Corporation, as Depositor, Capmark Finance Inc., as a Master Servicer, Wachovia Bank, National Association, as a Master Servicer, Wells Fargo Bank, N.A., as Trustee and Custodian, Deutsche Bank Trust Company Americas, as Certificate Administrator and Paying Agent and LNR Partners, Inc., as Special Servicer except for the Charles River Plaza North Whole Loan

CD 2007-CD5

I, Susan K. Chapman, a Vice President of LNR Partners, Inc. as Special Servicer under the Pooling and Servicing Agreement, on behalf of the Special Servicer and not in my individual capacity, hereby certify that:

1. I have reviewed the activities performed by the Special Servicer under the Pooling and Servicing Agreement during the period ending the end of the fiscal year 2008 (the "Reporting Period") and the Special Servicer's performance under the Pooling and Servicing Agreement has been made under my supervision; and

2. To the best of my knowledge, based on such review the Special Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects throughout the Reporting Period.


LNR PARTNERS, INC.


By: /s/ Susan K. Chapman
Susan K. Chapman
Vice President


1601 Washington Avenue * Suite 700 * Miami Beach, Florida 33139
Telephone: (305) 695-5600 * Fax: (305) 695-5601